Exhibit 99.1

BitMine Immersion Technologies, Inc. Completes Bitcoin Purchases from Proceeds of Offering, Now Owns 154.167 Total BTC

Las Vegas, June 17, 2025 – BitMine Immersion Technologies, Inc. (“BitMine” and the “Company”) (NYSE American: BMNR), a technology company focused on the accumulation of Bitcoin for long-term investment, whether acquired by their Bitcoin mining operations or from the proceeds of capital raising transactions, today announced that it has completed all purchases of Bitcoin for its treasury from the proceeds of BitMine’s recent offering of shares of common stock, which closed on Friday, June 6, 2025 The net proceeds to the Company from the offering after deducting fees and expenses was approximately $16.340 million, and the Company spent $16.347 million to buy 154.167 Bitcoin at an average price of $106,033.

Jonathan Bates, BitMine CEO, stated, “We are very excited to establish our Bitcoin Treasury and fulfill our commitment to invest 100% of the transaction proceeds into Bitcoin.”

About BitMine

BitMine is a Bitcoin Network Company with a focus on the accumulation of Bitcoin for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding the potential benefits of the uses of proceeds of the Company’s recent offering and future business plans. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine's Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as any other SEC filings, as amended or updated from time to time. Copies of BitMine's filings with the SEC are available on the SEC's website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Jonathan Bates, Chairman and CEO

info@bitminetech.io